Exhibit 99.1

LBI Media Reports First Quarter 2006 Results

First Quarter Net Revenues Increase 8.3%

Burbank, CA – May 15, 2006 – LBI Media, Inc. (the “Company”) announced its financial results today for the first quarter ended March 31, 2006.

Results for the Quarter Ended March 31, 2006

For the quarter ended March 31, 2006, net revenues increased 8.3% to $22.2 million from $20.5 million for the same quarter last year. The increase is primarily attributable to revenue growth from our television stations in California and Texas and our radio stations in Houston. New original television programming resulted in improved ratings, increased advertising rates and more inventory sold. Operating expenses (excluding depreciation and amortization and noncash employee compensation) increased 10% to $13.0 million in the first quarter of 2006 versus $11.8 million in the first quarter of 2005. This growth in operating expenses can be primarily attributed to the incremental costs associated with producing additional in-house television programming and additional sales salaries and commissions associated with the growth in our revenue base. As a result, first quarter 2006 Adjusted EBITDA1 increased by $0.6 million or 6.5% to $9.3 million for the three months ended March 31, 2006, from $8.7 million for the same period in 2005.

The Company recognized net income of $1.2 million for the quarter, compared to $1.8 million for the same period of 2005, a decrease of $0.6 million primarily due to increased noncash employee compensation and higher programming, selling and general and administrative expenses.

Television division net revenues increased 13.9% to $12.4 million for the quarter ended March 31, 2006 from $10.9 million for the same quarter last year. This increase is primarily attributable to revenue growth across all stations reflecting improved ratings performance and creative

(1)	The Company defines Adjusted EBITDA as net income plus income (loss) tax expense, (loss) gain on sale of property and equipment, net interest expense, depreciation and amortization, impairment of broadcast licenses and noncash employee compensation (benefit). Management considers this measure an important indicator of our liquidity relating to our operations because it eliminates the effects of certain noncash items and our capital structure. This measure should be considered in addition to, but not as a substitute for or superior to, other measures of liquidity and financial performance prepared in accordance with U.S. generally accepted accounting principles, such as cash flows from operating activities, operating income and net income. In addition, our definition of Adjusted EBITDA may differ from those of many companies reporting similarly named measures.

advertising strategies for our clients. Operating expenses (excluding depreciation and amortization and noncash employee compensation) increased 14% to $7.9 million from $6.9 million for the same quarter last year. The growth in operating expenses can be primarily attributed to the additional expenses associated with our new internally produced programming and an increase in sales salaries and commissions associated with our revenue growth. Operating income increased $0.4 million or 13% to $3.5 million from $3.1 million for the same quarter last year. Adjusted EBITDA for the television division increased by $0.5 million or 13% to $4.5 million from $4.0 million for the same quarter last year.

Radio division net revenues increased 2% to $9.8 million from $9.6 million for the same quarter last year. Revenue growth in our radio segment is primarily attributable to revenue growth at our Houston radio stations and was partially dampened by results posted in the first quarter of 2005, when our radio division net revenues increased by 7.6%. Operating expenses (excluding depreciation and amortization and noncash employee compensation) increased 2% to $5.1 million from $5.0 million for the same quarter last year. Operating income decreased 13% to $3.8 million from $4.4 million for the same quarter of 2005. Adjusted EBITDA for the radio segment increased approximately $33,000, or 1%, to $4.7 million for the three months ended March 31, 2006 compared to the three months ended March 31, 2005.

Commenting on the Company’s results, Lenard Liberman, Executive Vice President, said, “I am enthusiastic about the prospects for both our television and radio operations in 2006. Our television stations are performing well due to the success of our creative, internally produced programming. Revenues increased due to our original programming drawing larger audiences. Our newest television program, El Show de Don Cheto, benefits from the popularity of our top radio personality, Don Cheto, by expanding his talent into a daily variety show. This program demonstrates our continued ability to leverage the successes of our radio and television properties. Our radio stations in Los Angeles and Houston also continue to perform well and our primary formats in each of these markets have experienced improving ratings gains. We are optimistic about our prospects for the rest of the year, as we have continued to experience ratings increases in the current Nielsen period with our internally produced programming.”

Executive Management Change

On May 3, 2006, the Company hired William S. Keenan as Chief Financial Officer. Lenard Liberman resigned as the Company’s Chief Financial Officer on May 3, 2006 but will continue as the Company’s Executive Vice President and Secretary. Prior to joining LBI Media, Inc. Mr. Keenan served as Acting Chief Financial Officer at TVN Entertainment Corporation, a video-on-demand content solutions company. Prior to TVN, Mr. Keenan served as Chief Operating Officer and Chief Financial Officer of Casino and Gaming Television from October 2003 to December 2005. Since August 2003 Mr. Keenan has been a partner in Spun.com, Inc., an Internet site that allows for the exchange of CDs, DVDs, and games and was the Chief Executive Officer of Spun.com from November 1999 to August of 2003. From August 1988 to July 1999 Mr. Keenan served as Senior Vice President and Chief Financial Officer of E! Entertainment Television (formerly Movietime Channel). Mr. Keenan began his career as an auditor at Deloitte and Touche, leaving as an audit manager. Mr. Keenan received his Bachelor of Arts, Economics degree from the University of California.

Recent Developments

On May 8, 2006 the Company refinanced its prior $220.0 million senior revolving credit facility with a new $150.0 million senior revolving credit facility and a new $110.0 million senior term loan facility. The Company has the option to request its lenders to increase the aggregate amount of the new senior credit facilities by an amount equal to no more than $50.0 million; however, its lenders are not obligated to do so. The increases under the new senior revolving credit facility and the new senior term loan credit facility, taken together, cannot exceed $50.0 million in the aggregate. Under the new senior revolving credit facility, the Company has a swing line sub-facility equal to an amount of not more than $5.0 million. Letters of credit are also available to the Company under the new senior revolving credit facility. Aggregate letters of credit outstanding at any time may not exceed the lesser of $5.0 million or the available revolving commitment amount. There are no scheduled reductions of commitments under the new senior revolving credit facility. Under the new senior term loan facility, the Company must pay 0.25% of the original principal amount of the senior term loans each quarter, or $275,000, plus 0.25% of any additional principal amount incurred in the future under the new senior term loan facility. The new senior credit facilities mature on March 31, 2012.

As of May 15, 2006, the Company had $10.0 million aggregate principal amount outstanding under the new senior revolving credit facility and $110.0 million aggregate principal amount of outstanding senior term loans. Borrowings under the new senior credit facilities bear interest based on either, at the Company’s option, the base rate for base rate loans or the LIBOR rate for LIBOR loans, in each case plus the applicable margin stipulated in the new senior credit agreements. The base rate is the higher of (i) Credit Suisse’s prime rate and (ii) the Federal Funds Effective Rate (as published by the Federal Reserve Bank of New York) plus 0.50%. The applicable margin for revolving loans, which is based on the Company’s consolidated leverage ratio, will range from 0% to 1.00% per annum for base rate loans and from 1.00% to 2.00% per annum for LIBOR loans. The applicable margin for term loans is 0.50% for base rate loans and 1.50% for LIBOR loans. The applicable margin for any future term loans will be agreed upon at the time those term loans are incurred. Interest on base rate loans is payable quarterly in arrears and interest on LIBOR loans is payable either monthly, bimonthly or quarterly depending on the interest period elected by the Company. All amounts that are not paid when due under either the new senior revolving credit facility or the new senior term loan facility will accrue interest at the rate otherwise applicable plus 2.00% until such amounts are paid in full.

First Quarter 2006 Conference Call

The Company will host a conference call to discuss its financial results for the first quarter of 2006 on Monday, May 15, 2005 at 5:00 PM Eastern Time. Interested parties may participate in the conference call by dialing (800) 406-5345 five minutes prior to the scheduled start time of the call and asking for the “LBI Media First Quarter 2006 Results Conference Call.” The conference call will be recorded and made available for replay through Thursday, May 18, 2006. Investors may listen to the replay of the call by dialing (888) 203-1112 then entering the passcode 6764238.

About LBI Media

LBI Media, Inc. is one of the largest owners and operators of Spanish-language radio and television stations in the United States, based on revenues and number of stations. The Company owns sixteen radio stations and four television stations serving the Los Angeles, CA, Houston, TX, Dallas-Ft. Worth, TX and San Diego, CA markets. The Company also owns television production facilities in Burbank, CA, Houston, TX and Dallas, TX.

Forward Looking Statements

This news announcement contains certain forward-looking statements within the meaning of the U.S. securities laws. These statements are based upon current expectations and involve certain risks and uncertainties, including those related to the expected future operating performance of the Company’s radio stations, television stations and studio operations. Forward-looking statements include but are not limited to information preceded by, or that include the words, “believes”, “expects”, “prospects”, “pacings”, “anticipates”, “could”, “estimates”, “forecasts” or similar expressions. The reader should note that these statements may be impacted by several factors, including economic changes, regulatory changes, increased competition, the timing of announced acquisitions or station upgrades, changes in the broadcasting industry generally, and changes in interest rates. Accordingly, the Company’s actual performance and results may differ from those anticipated in the forward-looking statements. Please see LBI Media, Inc.’s recent public filings for information about these and other risks that may affect the Company. The Company undertakes no obligation to update or revise the information contained herein because of new information, future events or otherwise.

Results of Operations:

LBI MEDIA, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands)

	Three Months Ended March 31,
	2006	2005
Net revenues	$22,242	$20,537

Operating expenses:
Program and technical	4,501	4,122
Promotional	336	276
Selling, general and administrative	8,128	7,425
Noncash employee compensation (benefit)	275	(294)
Depreciation and amortization	1,632	1,488

Total operating expenses	14,872	13,017

Operating income	7,370	7,520
Interest expense	(6,185)	(5,739)
Interest and other income	30	30

Income before income taxes	1,215	1,811
Provision for income taxes	(49)	(31)

Net income	$1,166	$1,780

Results of Operations (continued):

The following is a reconciliation of net cash provided by operating activities, calculated and presented in accordance with U.S. generally accepted accounting principles, to Adjusted EBITDA for the Company:

	Three Months Ended March 31,
	2006	2005
Net cash provided by operating activities	$701	$46
Add:
Provision for income taxes	49	31
Interest expense, net	6,155	5,709
Less:
Amortization of deferred financing costs	(200)	(198)
Provision for doubtful accounts	(207)	(195)
Changes in operating assets and liabilities:
Accounts receivable	(1,424)	(1,225)
Program rights	(216)	(146)
Amounts due from related parties	86	141
Prepaid expenses and other current assets	139	(90)
Employee advances	(67)	(19)
Accounts payable and accrued expenses	479	1,029
Accrued interest	3,813	3,683
Program rights payable	—	(25)
Other assets and liabilities	(31)	(27)

Adjusted EBITDA	$9,277	$8,714

The following is a reconciliation of operating income to Adjusted EBITDA for the Company’s radio division:

	Three Months Ended March 31,
	2006	2005
Radio division operating income	$3,833	$4,388
Depreciation and amortization	599	580
Noncash employee compensation (benefit)	275	(294)

Radio division Adjusted EBITDA	$4,707	$4,674

The following is a reconciliation of operating income to Adjusted EBITDA for the Company’s television division:

	Three Months Ended March 31,
	2006	2005
Television division operating income	$3,537	$3,133
Depreciation and amortization	1,033	907
Noncash employee compensation (benefit)	—	—

Television division Adjusted EBITDA	$4,570	$4,040